EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D (the “Statement”) is filed on behalf of each of the undersigned with respect to the beneficial ownership by the undersigned of the shares of common stock, $0.000001 par value per share, of Rideshare Rental, Inc., a Delaware corporation (the “Company”), and such other securities of the Company that the undersigned may acquire or dispose of from time to time, and that all subsequent amendments to this Statement may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

The undersigned further acknowledge and agree that each shall be responsible for the timely filing of the Statement and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

Dated: February 3, 2021

ACUITAS GROUP HOLDINGS, LLC

	By:	/s/ Terren S. Peizer
Terren S. Peizer, Chairman

/s/ Terren S. Peizer
Terren S. Peizer